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Exhibit 10.52

March 22, 2011

Behringer Harvard Multifamily REIT I, Inc.
15601 Dallas Parkway, Suite 600
Addison, Texas 75001

Re:
Deferral and Waiver of Certain Fees and Reimbursements
under the Fourth Amended and Restated Advisory Management Agreement

Ladies and Gentlemen:

        Reference is made to that certain Fourth Amended and Restated Advisory Management Agreement, dated June 14, 2010 (the "Advisory Agreement"), by and between Behringer Harvard Multifamily REIT I, Inc., a Maryland corporation (the "Company"), and Behringer Harvard Multifamily Advisors I, LLC, a Texas limited liability company (the "Advisor"). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Advisory Agreement.

        In consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Advisor hereby agree as follows:

        1.    Waiver of Certain Asset Management Fees under the Advisory Agreement.    Pursuant to the Advisory Agreement, the Advisor is entitled to receive a monthly Asset Management Fee, subject to certain restrictions, in an amount equal to a percentage of the sum of, for each and every Asset, the higher of the Cost of Investment or the Value of Investment. In addition, pursuant to the Advisory Agreement, the Advisor, in its sole discretion, may waive, reduce or defer all or any portion of the Asset Management Fee to which it would otherwise be entitled. Pursuant to the Advisory Agreement, with respect to the Asset Management Fees earned by the Advisor during the fiscal year ended December 31, 2010, the Advisor, on behalf of itself and its Affiliates, and its and their respective successors and assigns, hereby waives the Company's obligation to pay Asset Management Fees calculated upon the Value of Investment with respect to Assets for which the Value of Investment is or was higher than the Cost of Investment. Accordingly, the Asset Management Fees payable to the Advisor for the fiscal year ended December 31, 2010 will only be calculated using the Cost of Investment, resulting in a waiver by the Advisor of approximately $43,300.

        2.    Waiver of Certain Financing Fees.    Pursuant to the Advisory Agreement, for any debt financing obtained by or for the Company, the Advisor is entitled to receive a Debt Financing Fee in an amount equal to a percentage of the amount available under the financing. During the fourth quarter of 2010, the Company modified the senior loan related to a restructuring of its investment in a multifamily community known as Skye 2905. Pursuant to the Advisory Agreement, with respect to the Debt Financing Fee earned by the Advisor in connection with such bridge loan, the Advisor, on behalf of itself and its Affiliates, and its and their respective successors and assigns, hereby waives the Company's obligations to pay the Advisor the Debt Financing Fee in the amount of approximately $258,500 which would otherwise be due and payable under the Advisory Agreement.

        3.    Deferral of Certain Expense Reimbursements.    Through December 31, 2010, approximately $3,289,708 is due and payable from the Company to the Advisor for reimbursement of Organization and Offering Expenses under the Advisory Agreement. Notwithstanding anything to the contrary contained in the Advisory Agreement, the Advisor, on behalf of itself and its Affiliates, and its and their respective successors and assigns, hereby defers the Company's obligations to reimburse such Organization and Offering Expenses and any other reimbursements of Organization and Offering Expenses which would otherwise subsequently become due and payable under the Advisory Agreement. The Company and the Advisor will determine by June 30, 2011 whether reimbursement of all or part of such Organization and Offering Expenses should continue to be deferred. If no additional agreement between the Advisor and the Company is made, the Advisor shall prepare a statement documenting the unreimbursed Organization and Offering Expenses paid or incurred by the Advisor through June 30, 2011, the Advisor shall deliver the statement to the Company within 45 days after June 30, 2011, and all such Organization and Offering Expenses shall be reimbursed by the Company within 60 days of June 30, 2011.

        4.    Ratification; Effect on Advisory Agreement.

          (a)    Ratification.    The Advisory Agreement, as amended by this letter agreement, shall remain in full force and effect and is hereby ratified and confirmed in all respects.

          (b)    Effect on the Advisory Agreement.    On and after the date hereof, each reference in the Advisory Agreement to "this Agreement," "herein," "hereof," "hereunder," or words of similar import shall mean and be a reference to the Advisory Agreement as amended hereby.

        5.    Miscellaneous.

          (a)    Governing Law; Venue.    This letter agreement and the legal relations between the parties hereto shall be construed and interpreted in accordance with the internal laws of the State of Texas without giving effect to its conflicts of law principles, and venue for any action brought with respect to any claims arising out of this letter agreement shall be brought exclusively in Dallas County, Texas.

          (b)    Modification.    This letter agreement shall not be changed, modified, or amended, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

          (c)    Headings.    The titles and headings of the sections and subsections contained in this letter agreement are for convenience only, and they neither form a part of this letter agreement nor are they to be used in the construction or interpretation hereof.

          (d)    Severability.    The provisions of this letter agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

          (e)    Counterparts.    This letter agreement may be executed in multiple counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This letter agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. This letter agreement, to the extent signed and delivered by means of electronic mail or a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were an original signed version thereof delivered in person. No party hereto shall raise the use of electronic mail or a facsimile machine to deliver a signature or the fact that any signature was transmitted or communicated through the use of electronic mail or a facsimile machine as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

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        If the foregoing meets with your approval, please indicate your acceptance of this letter agreement by countersigning a copy of this letter agreement in the space indicated below.

Very truly yours,
BEHRINGER HARVARD MULTIFAMILY ADVISORS I, LLC
		By:	/s/ GERALD J. REIHSEN, III
		Name:	Gerald J. Reihsen, III
		Its:	Executive Vice President
Acknowledged and agreed, as of the date first written above:
BEHRINGER HARVARD MULTIFAMILY REIT I, INC.
By:	/s/ HOWARD S. GARFIELD
Name:	Howard S. Garfield
Its:	Chief Financial Officer

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  Exhibit 10.52